Exhibit 10.2

CORRECTED VERSION

March 9, 2006

2006 Non-Qualified Stock Option Award for:

«Name»

This will confirm that on February 24, 2006, the Compensation Committee of the Board of Directors granted you a non-qualified stock option to buy «Option_Shares» of the Company’s common stock at $32.585 per share as outlined below:

Grant Type	Number of Shares	Date First Exercisable	Expiration Date
Non-Qualified	«Option_Shares»	February 24, 2007	February 24, 2016

Attached are the following documents:

1.                 The Plan Information Statement, which describes the terms and conditions of the Plan, tax consequences of grants and awards under the Plan and other relevant information.

2.                 An Information Sheet about Computershare, the Company’s stock plan administrator. This contains important information about how to exercise your stock options. Review it carefully!

3.                 Additional information about the terms and conditions of the Award.

This Award is to be governed by all of the terms and conditions contained in this award letter and the Plan. In the event of a conflict between this award letter and the Plan, the provisions of the Plan shall control for any and all purposes.

Please review the attached documentation carefully. I would be happy to answer any questions about the terms and conditions of your awards.

Very truly yours,

/s/ Richard D. Luzzi
Richard D. Luzzi
Vice President Human Resources

RDL/rmm
Attachments

Terms and Conditions of the Non-Qualified Stock Option Awards

Grant of Option

The Company grants to you, as of the Grant Date, the right to purchase (the “Option”) any or all of the Option Shares at the Exercise Price, on the terms and conditions set forth herein and in the 2004 Stock-Based Compensation Plan (the “Plan”). The Option granted is a non-qualified stock option.

Vesting; Time of Exercise

One-fourth of the Option shall become exercisable on the first anniversary of the Grant Date, and an additional one-fourth of the Option shall become exercisable on each subsequent anniversary until the Option is fully exercisable on the fourth anniversary of the Grant Date.

After becoming exercisable, the Option will remain exercisable until February 24, 2016, (the “Expiration Date”) when it will expire, including in the case of your Retirement or termination due to Disability prior to the Expiration Date, except as set forth below:

•                  if you die, the Option will expire on the earlier of the Expiration Date or the one-year anniversary of your date of death; or

•                  if your employment with the Company terminates for any reason other than Retirement, Disability, death or removal for Cause, the Option will expire on the earlier of the Expiration Date or the 90-day anniversary of the date of such termination; or

•                  if you are terminated for Cause, the Option will expire on the earlier of the Expiration Date or the commencement of business on the date of your termination date.

Manner of Exercise

You may exercise this Option by following the exercise procedures established from time to time by the Company. In addition, all option exercise transactions by officers of the Company who are subject to Section 16 of the Securities and Exchange Act of 1934 are subject to prior review by and written pre-approval of the Company’s General Counsel.

Payment for Option Shares

The option price for the Option Shares shall be paid within three days of the date of exercise in (i) cash, or (ii) with the consent of the Compensation Committee (the “Committee”), in whole or in part, in shares of Common Stock held by you for at least six months and valued at their Fair Market Value (as that term is defined in the Plan) on the date of exercise.

Right to Offset

Notwithstanding any provision of this Award to the contrary, if at any time within (i) the term of this Option or (ii) within 3 months following termination of employment or (iii) within 3 months after you exercise any portion of this Option, whichever is the latest, you directly or indirectly engage in conduct deemed to be any activity in competition with any activity of the Company, or inimical, contrary or harmful to, or not in the best interests of, the Company or if you fail to comply with any of the terms and conditions of the Plan or this Award, unless such failure is remedied within ten days after having been notified of such failure, then any and all rights to exercise this Option shall terminate and any option gain realized by you from exercising all or any portion of this Option shall be paid by you to the Company. By accepting this Option, you consent to a deduction from any amounts the Company owes to you, including amounts owed as wages or other compensation, fringe benefits, or vacation paid, to the extent of the amount owed under this heading. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount you owe, calculated as set forth above, you agree to pay immediately the unpaid balance to the Company.

For purposes of this section, “conduct deemed to be harmful to, or not in the best interests of, the Company” shall include without limitation:

•                  conduct related to your employment for which either criminal or civil penalties against you may be sought;

•                  acquisition of a direct or indirect interest or an option to acquire such an interest in any person or entity engaged in competition with, the Company’s business (other than an interest of not more than 5 percent of the outstanding stock of any publicly traded company);

•                  accepting employment with or serving as a director, officer, employee or consultant of, or furnishing information to, or otherwise facilitating the efforts of, any person or entity engaged in competition with the Company’s business;

•                  soliciting, employing, interfering with, or attempting to entice away from the Company any employee who has been employed by the Company in an executive or supervisory capacity, within one year prior to such solicitation, employment, interference or enticement;

•                  violation of Company policies, including the Company’s insider-trading policy; and

•                  using for your own or others’ benefit, or disclosing to others, any confidential or proprietary information of the Company in contravention of any Company policy or agreement.

Withholding

The Company has the right to require you to remit to the Company an amount sufficient to satisfy any Federal, state or local withholding tax requirements prior to the delivery of any certificate for such shares, or in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements.

No Right to Continued Employment

Nothing in this Award gives you the right to continued employment with the Company or interferes in any way with the right of the Company to terminate your employment at any time.

Plan Document

This Award and the option granted hereunder is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or differences between this Award and its summary and the terms of the Plan, the terms of the Plan will control. All capitalized terms used herein, not otherwise defined herein, shall have the meanings set forth in the Plan.